United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.

                                               Commission File Number 333-09033



                                    SIUK plc
                        (Registered in England and Wales)
             (Exact name of registrant as specified in its charter)


                   Avonbank, Feeder Road, Bristol, BS2 0TB, UK
                               011-44-117-933-2000
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


  6.800% Senior Notes due 2006 and Exchange Capital Securities, Liquidation Amount $1000 per Capital Security, of Southern Investments UK Capital Trust 1
            (Title of each class of securities covered by this Form)


                                      None
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [ ]                    Rule 12h-3(b)(1)(i) [ ]
Rule 12g-4(a)(1)(ii) [ ]                    Rule 12h-3(b)(1)(ii) [ ]
Rule 12g-4(a)(2)(i)  [ ]                    Rule 12h-3(b)(2)(i) [ ]
Rule 12g-4(a)(2)(ii) [ ]                    Rule 12h-3(b)(2)(ii) [ ]
                                            Rule 15d-6 -------- [X]


Approximate number of holders of record as of the certification or
notice date:    32

Pursuant to the requirements of the Securities Exchange Act of 1934, SIUK plc has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:    August 14, 2002                     BY:  /s/  D. Charl S. Oosthuizen
                                                  -----------------------------
                                                  Director, Chief Financial and
                                                   Accounting Officer